Exhibit 99.1

AVON REPORTS THIRD-QUARTER RESULTS

Revenue of $2.6 Billion

4% Lower Year over Year Due to Foreign Exchange Pressure;

Up 7% on Local-Currency Basis, Driven by Strong Beauty Sales

Active Representatives Up 10%; Units Up 5%; Beauty Units Up 6%

Third-Quarter Earnings per Share of $.36,

Including Costs of $.06 for Restructuring

Long-term Outlook: Continued Mid-Single-Digit Local-Currency Revenue

Growth; Operating Margin Improving to Mid-Teens upon

Completion of 2005 and 2009 Restructuring Programs

NEW YORK, N.Y., October 29, 2009 — Avon Products, Inc. (NYSE:AVP) today reported third-quarter 2009 total revenue of $2.6 billion, 4% lower than that of 2008’s third quarter, but up 7% on a local-currency basis as foreign exchange pressured growth by 11 percentage points. Beauty sales in the third quarter of 2009 were 3% lower versus the prior-year period, but increased 8% on a local-currency basis. Active Representatives grew 10%, with growth in all regions. Units overall rose 5% versus the prior-year quarter and Beauty units increased 6%.

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Avon’s 8% local-currency growth in Beauty sales included gains in all categories: fragrance, color cosmetics, skin care and personal care grew 9%, 17%, 1%, and 7%, respectively. On a reported basis, these growth rates were -4%, +4%, -8% and -4%, respectively.

Third-quarter 2009 gross margin of 62.6% was 50 basis points below that of the prior-year quarter. Strong manufacturing productivity gains, benefits from the company’s Strategic Sourcing Initiative, and strategic price increases offset most of 140 basis points of unfavorable transaction-exchange impact on 2009 gross margin.

Selling, general and administrative expense in the quarter rose as a percent of revenue by 50 basis points versus 2008’s third quarter. This was due primarily to higher year-over-year costs to implement restructuring initiatives as well as foreign exchange transaction impact.

Advertising for the quarter was $84 million, down $22 million from last year’s period. The company was able to maintain its advertising presence at a level similar to a year ago, benefiting from improved buying productivity and general softness in media prices. Avon invested an incremental $7 million in the quarter on initiatives to further improve its Representative Value Proposition.

As announced earlier this month, third-quarter 2009 expenses included costs associated with the company’s 2005 and 2009 restructuring programs totaling $34 million pretax, or $.06 per share after tax. This compared with costs of $14 million, or $.02 per share, related to the company’s 2005 restructuring program in the prior-year period.

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Third-quarter 2009 operating profit was $259 million compared with $297 million in the prior-year quarter. The company’s third-quarter 2009 operating margin was 10.1%, compared with 11.2% in the third quarter of 2008. Costs to implement restructuring initiatives lowered 2009’s operating margin 130 basis points and lowered 2008’s operating margin by 50 basis points. Additionally, unfavorable foreign exchange lowered operating margin by an estimated 270 basis points (approximately 180 of that from foreign-exchange transaction and approximately 90 from foreign-exchange translation) year over year.

Third quarter 2009’s effective tax rate of 32.0% compared with third quarter 2008’s rate of 19.5%, which included one-time favorable tax adjustments. These adjustments benefited the prior-year period by $.09 per share.

Net income in the third quarter 2009 was $156 million, or $.36 per share, compared with $223 million, or $.52 per share, in the year-ago quarter.

At quarter end, Avon’s total debt had increased $272 million from the year-end level, to $2.8 billion, and cash had increased $189 million, to $1.3 billion. Net cash provided by operating activities was $247 million through nine months of 2009 compared with $303 million of cash provided by operating activities in the same period of 2008, with the change due primarily to lower net income offset partially by the timing of payments related to the company’s restructuring programs.

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Third-Quarter Regional Results

Latin America’s third-quarter 2009 revenue was 5% higher year over year, or up 18% on a local-currency basis. Local-currency revenue increased 22% in Brazil, 7% in Mexico and 24% in Venezuela, which, on a reported basis, were +7%, -18% and +24%, respectively. The region’s Active Representatives grew 13%, and units sold were up 10%. Operating profit was 7% lower (but increased 4% in local currency) due primarily to the impact of unfavorable foreign exchange. Latin America’s third-quarter operating margin was 17.3%.

Third-quarter revenue in North America declined 8%, with no material impact from foreign exchange. Active Representatives were up 4% versus the prior-year quarter. Units sold were 5% lower versus the prior year. The region’s revenue continued to be pressured by lower consumer spending and a continued double-digit decline in non-Beauty (Fashion and Home categories). North America’s third-quarter operating profit decreased 19% (-15% in local currency) versus the 2008 quarter as $11 million in costs to implement restructuring initiatives offset profit growth that had been achieved through significant cost control. The region’s operating margin was 4.5%.

In Central & Eastern Europe, third-quarter revenue was 18% lower year over year but up 7% on a local-currency basis. Local-currency revenue increased 18% in Russia (-9% on a reported basis). The region’s Active Representatives grew 8% in the quarter, and units sold were flat versus the prior-year’s quarter. Operating profit decreased 21% (but increased 10% in local currency) versus the 2008 quarter, primarily due to the impact of unfavorable foreign exchange. The region’s operating margin was 14.9%.

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Western Europe, Middle East & Africa’s third-quarter revenue decreased 6% versus the prior-year quarter but rose 7% on a local-currency basis. Local-currency revenue increased 2% in the U.K. and 10% in Turkey, which, on a reported basis, were -13% and -12%, respectively. The region’s Active Representatives grew 9% year over year, and units sold increased 22%. Operating profit decreased 36% (-9% in local currency) versus the 2008 quarter, primarily due to the impact of unfavorable foreign exchange, but also costs to implement restructuring initiatives. The region’s operating margin was 4.0%.

Asia-Pacific’s third-quarter revenue increased 1% year over year (+2% on a local-currency basis). On a local-currency basis, 16% growth in the Philippines (+9% on a reported basis) offset continued weakness in Japan. The region’s Active Representatives were 6% higher, and units sold were up 4% over the prior-year period. Operating profit decreased 5% (but increased 3% in local currency) versus the 2008 quarter, due primarily to the impact of unfavorable foreign exchange. The region’s operating margin was 10.4%.

Third-quarter revenue in China decreased 11% year over year, with no impact from foreign exchange. Units sold decreased 19%. Revenue from Beauty Boutiques decreased over 40% in the quarter, reflecting the continued complex evolution towards direct selling in this hybrid business model, which is unique to this market. Revenue growth from direct selling mirrored Active Representative growth at 7% in the third quarter. The timing of incentive programs and product launches dampened direct-selling revenue during the quarter. Representative recruiting remained consistently strong in the quarter and Avon said that it remains confident in the potential of direct selling in this market.

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China had operating profit of $3 million in the quarter compared with a loss of $7 million in the 2008 quarter, primarily due to focus on cost controls. The region’s operating margin was 3.7%.

Commenting on the company’s overall performance in the third quarter, Andrea Jung, Chairman and CEO, remarked, “We are pleased with the third quarter’s 7% local-currency-revenue growth, particularly in this economic environment. Our broad-based strength is proof that our strategies to focus on representative recruiting and Avon’s “Smart Value” products are working. Active Representatives and Beauty revenue both grew strongly as we expanded Representative coverage and Beauty market share across our portfolio.”

Investor Meeting Preview

Avon will discuss the quarter’s results and future prospects for its business at an investor meeting today in New York City. The company will share long-term strategies and plans that support an outlook for continued mid-single-digit revenue growth (excluding foreign exchange impact) and operating margin improving to mid-teen levels upon completion by 2013 of the company’s 2005 and 2009 restructuring programs.

That meeting will be webcast in its entirety beginning at 8:30 A.M., Eastern Time. The webcast, including presentation materials, can be accessed at www.avoninvestor.com and will be archived on that site for one year.

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Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through 5.8 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

# # #

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, cash flow from operations and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand such economic downturn, recession or conditions;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets;

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•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the likely designation of Venezuela as a highly inflationary economy, and the potential effect of such factors on our business, results of operations and financial condition;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market in 2006, our ability to operate using the direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•

the effect of political, legal and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, changes in direct selling regulations or interpretations thereof, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any consequences of internal investigations and compliance reviews that we conduct from time to time, including the ongoing investigation of our China operations and the review of our practices relating to the Foreign Corrupt Practices Act and related U.S. and foreign laws in additional countries, as well as any business disruption resulting from such investigations, reviews or related measures we may implement from time to time;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to enhance the Representative experience and increase Representative productivity through investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended September 30		Percent Change	Nine months ended September 30		Percent Change

	2009	2008		2009	2008

Net sales	$2,527.0	$2,618.7	-4%	$7,130.4	$7,807.6	-9%
Other revenue	24.3	26.0		71.0	74.9

Total revenue	2,551.3	2,644.7	-4%	7,201.4	7,882.5	-9%

Cost of sales	954.8	975.0		2,700.3	2,892.1
Selling, general and administrative expenses	1,338.0	1,372.6		3,891.3	4,023.2

Operating profit	258.5	297.1	-13%	609.8	967.2	-37%

Interest expense	26.1	24.6		78.8	76.8
Interest income	(3.2)	(10.1)		(15.2)	(27.9)
Other expense, net	3.9	3.4		7.9	16.1

Total other expenses	26.8	17.9		71.5	65.0

Income before taxes	231.7	279.2	-17%	538.3	902.2	-40%
Income taxes	(74.1)	(54.5)		(178.6)	(254.3)

Net income	157.6	224.7		359.7	647.9
Net income attributable to noncontrolling interest	(1.4)	(2.1)		(3.3)	(5.0)

Net income attributable to Avon	$156.2	$222.6	-30%	$356.4	$642.9	-45%

Earnings per share:
Basic	$.36	$.52	-31%	$.83	$1.50	-45%

Diluted	$.36	$.52	-31%	$.83	$1.49	-44%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	September 30 2009	December 31 2008

Assets
Current Assets
Cash and cash equivalents	$1,293.4	$1,104.7
Accounts receivable, net	736.2	687.8
Inventories	1,192.7	1,007.9
Prepaid expenses and other	974.5	756.5

Total current assets	4,196.8	3,556.9

Property, plant and equipment, at cost	2,604.2	2,439.9
Less accumulated depreciation	(1,153.3)	(1,096.0)

	1,450.9	1,343.9

Other assets	1,087.8	1,173.2

Total assets	$6,735.5	$6,074.0

Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$431.2	$1,031.4
Accounts payable	721.3	724.3
Accrued compensation	273.8	234.4
Other accrued liabilities	642.3	581.9
Sales and taxes other than income	245.1	212.2
Income taxes	70.1	128.0

Total current liabilities	2,383.8	2,912.2

Long-term debt	2,328.0	1,456.2
Employee benefit plans	599.5	665.4
Long-term income taxes	166.1	168.9
Other liabilities	163.0	159.0

Total liabilities	$5,640.4	$5,361.7

Shareholders’ Equity
Common stock	$185.9	$185.6
Additional paid-in-capital	1,918.5	1,874.1
Retained earnings	4,204.9	4,118.9
Accumulated other comprehensive loss	(711.1)	(965.9)
Treasury stock, at cost	(4,544.8)	(4,537.8)

Total Avon shareholders’ equity	1,053.4	674.9

Noncontrolling Interest	41.7	37.4

Total shareholders’ equity	$1,095.1	$712.3

Total liabilities and shareholders’ equity	$6,735.5	$6,074.0

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Nine Months Ended September 30
	2009	2008

Cash Flows from Operating Activities
Net income	$359.7	$647.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	131.4	143.0
Provision for doubtful accounts	159.6	149.1
Provision for obsolescence	72.2	54.2
Share-based compensation	43.1	46.5
Deferred income taxes	(36.3)	8.7
Other	44.5	28.1

Changes in assets and liabilities:
Accounts receivable	(157.0)	(63.8)
Inventories	(207.8)	(262.6)
Prepaid expenses and other	(92.8)	(183.5)
Accounts payable and accrued liabilities	29.8	(178.8)
Income and other taxes	(82.2)	(49.2)
Noncurrent assets and liabilities	(17.1)	(36.9)

Net cash provided by operating activities	247.1	302.7

Cash Flows from Investing Activities
Capital expenditures	(171.8)	(238.3)
Disposal of assets	10.2	8.5
Purchases of investments	(0.7)	(60.5)
Proceeds from sale of investments	61.8	26.6
Other investing activities	5.7	0.1

Net cash used by investing activities	(94.8)	(263.6)

Cash Flows from Financing Activities
Cash dividends	(273.1)	(262.3)
Debt, net (maturities of three months or less)	(499.1)	(189.8)
Proceeds from debt	948.9	547.1
Repayment of debt	(155.2)	(62.4)
Proceeds from exercise of stock options	3.8	80.8
Excess tax benefit realized from share-based compensation	(2.1)	12.3
Repurchase of common stock	(7.6)	(171.4)

Net cash provided (used) by financing activities	15.6	(45.7)

Effect of exchange rate changes on cash and equivalents	20.8	10.2
Net increase in cash and equivalents	188.7	3.6
Cash and equivalents at beginning of year	$1,104.7	$963.4
Cash and equivalents at end of period	$1,293.4	$967.0

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 9/30/09

REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 3Q08		% var. vs 3Q08	% var. vs 3Q08		2009 percent	% var. vs 3Q08	% var. vs 3Q08
Latin America	$1,113.9	5%	18%	$192.4	-7%	17.3%	10%	13%
North America (1)	535.2	-8	-8	24.1	-19	4.5	-5	4
Central & Eastern Europe	314.1	-18	7	46.7	-21	14.9	0	8
Western Europe, Middle East & Africa (2)	298.2	-6	7	11.8	-36	4.0	22	9
Asia Pacific	222.6	1	2	23.2	-5	10.4	4	6
China	67.3	-11	-11	2.5	*	3.7	-19	7
Total from operations	2,551.3	-4	7	300.7	-9	11.8	5	10
Global and other	—	—	—	(42.2)	-22	—	—	—
Total	$2,551.3	-4%	7%	$258.5	-13%	10.1%	5%	10%

CATEGORY SALES (US$)
	Consolidated
	% var. vs 3Q08
Beauty (color cosmetics/fragrances/skin care/personal care)	$1,841.8	-3%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)	425.2	-3
Home (gift & decorative products/housewares/entertainment & leisure/kids/nutrition)	260.0	-5

Net sales	$2,527.0	-4%
Other revenue	24.3	-7

Total revenue	$2,551.3	-4%

NINE MONTHS ENDED 9/30/09

REGIONAL RESULTS
$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
	% var. vs 9M08		% var. vs 9M08	% var. vs 9M08		2009 percent	% var. vs 9M08	% var. vs 9M08
Latin America	$2,885.0	-2%	16%	$414.4	-20%	14.4%	8%	11%
North America (1)	1,631.5	-10	-9	71.7	-58	4.4	-6	3
Central & Eastern Europe	960.0	-22	4	114.4	-53	11.9	-2	8
Western Europe, Middle East & Africa (2)	841.2	-15	3	30.8	-61	3.7	4	7
Asia Pacific	631.0	-5	1	49.9	-33	7.9	2	7
China	252.7	5	2	23.1	*	9.1	4	33
Total from operations	7,201.4	-9	5	704.3	-35	9.8	2	9
Global and other	—	—	—	(94.5)	17	—	—	—
Total	$7,201.4	-9%	5%	$609.8	-37%	8.5%	2%	9%

CATEGORY SALES (US$)
	Consolidated
	% var. vs 9M08
Beauty (color cosmetics/fragrances/skin care/personal care)	$5,163.4	-9%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)	1,243.2	-10
Home (gift & decorative products/housewares/entertainment & leisure/kids/nutrition)	723.8	-8

Net sales	$7,130.4	-9%
Other revenue	71.0	-5

Total revenue	$7,201.4	-9%

*	Calculation not meaningful

(1)	North America Active Representative growth benefited from increased ordering opportunities in Canada as a result of a move from a three-week campaign cycle to a two-week campaign cycle beginning in the second quarter of 2008.

(2)	Western Europe, Middle East & Africa Active Representative growth benefited from the acquisition of a distributor in Saudi Arabia during the second quarter of 2009.